Exhibit 99.1

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FIRST QUARTER 2013 RESULTS

Boca Raton, Fla., April 30, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter ended March 30, 2013.

FIRST QUARTER RESULTS 1

Total Company sales for the first quarter of 2013 were approximately $2.7 billion, down 5% compared to the first quarter of 2012 in both U.S. dollars and in constant currency. Sales in the quarter were negatively impacted by approximately $58 million or 200 basis points compared to the prior year due to a shift in the timing of the New Year and Easter holidays.

The Company reported a net loss, after preferred stock dividends, of $17 million or $0.06 per share in the first quarter of 2013, compared to net earnings, after preferred stock dividends, of $41 million or $0.14 per diluted share in the first quarter of 2012.

•	First quarter of 2013 results included approximately $25 million of pre-tax charges, comprised primarily of merger-related costs, restructuring activities, and approximately $5 million related to non-cash store asset impairment charges in the North American Retail Division

•	Excluding these charges, net earnings, after preferred stock dividends, would have been approximately $1 million or $0.00 per share

•	The first quarter of 2012 results included approximately $9 million of net benefit, consisting of a favorable pension settlement offset by restructuring activities, loss on the extinguishment of debt, and non-cash store asset impairment charges. Excluding these items, first quarter 2012 net earnings, after preferred stock dividends, would have been approximately $30 million or $0.11 per share

“Although our first quarter results were heavily impacted by the holiday timing, we saw a modest improvement in trends late in the period, which gives us confidence going into the second quarter and, ultimately, in achieving our full-year targets,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “I’m also very pleased with the progress we have made on the merger over the past two months, especially the selection of Mike Newman, Chief Financial Officer of Office Depot, and Bruce Besanko, Chief Financial Officer of OfficeMax, to lead the integration efforts for the two companies.”

[1]	Includes non-GAAP information. First quarter 2012 and 2013 results include charges for restructuring actions and non-cash store asset impairment. First quarter 2013 results also include merger-related costs, and first quarter 2012 results include debt extinguishment costs and a favorable pension settlement. Additional information is provided in our Form 10-Q for the fiscal quarter ended March 30, 2013. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

During the first quarter of 2013, the Company modified its measure of Divisional operating income by allocating to the Divisions additional General and administrative and other expenses. Also, shipping and handling expenses were reclassified out of Operating and selling expenses and into Cost of goods sold and occupancy cost. The Company believes that these changes will improve the comparability of results both internally across Divisions and externally against industry peers. The first quarter 2013 results, as well as the 2012 comparisons in this release, reflect these reporting changes. Neither of these changes impacted Consolidated operating income (loss), Net earnings (loss) or Earnings (loss) per share for the respective periods.

Total Company gross profit margin increased approximately 10 basis points in the first quarter of 2013 compared to the prior year period, with increases recognized in North American Retail and North American Business Solutions, partially offset by a decrease in International.

Total Company operating expenses increased by $33 million in the first quarter of 2013 compared to the prior year period. Total Company operating expenses in the first quarter of 2013, when adjusted for merger-related, impairment and restructuring charges, would have decreased by $13 million versus the prior year period.

First quarter 2013 earnings before interest and taxes (EBIT), excluding merger-related costs, restructuring activities, and impairment charges, was $41 million, compared to adjusted EBIT of $65 million last year in the same quarter.

The actual tax expense for the first quarter of 2013 significantly exceeded pre-tax income, reflecting the continuing impact of valuation allowances, as well as the change made in 2012 to our permanent reinvestment assumption relating to the potential sale of our joint venture in Mexico.

The Company ended the first quarter of 2013 with a use of free cash flow of $123 million, compared with a use of free cash flow of $128 million reported in the prior year period. The prior year period includes a $58 million negative impact to free cash flow from a pension settlement that was offset by a positive impact to cash flow from investing activities of the same amount.

FIRST QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported first quarter 2013 sales of approximately $1.1 billion, a decrease of 6% compared to the prior year. The timing of holidays in the quarter had a negative impact on sales of approximately 130 basis points.

Comparable store sales in the 1,078 stores that have been open for more than one year decreased 5% for the first quarter of 2013. The decline was mainly driven by technology peripherals and by the consumer demand shift out of laptops and into tablets, which have a lower average selling price and lower basket attachment. Sales in Copy and Print Depot and cleaning and breakroom supplies increased, while supplies and furniture sales were down year-over-year. Average order value was down slightly in the first quarter and customer transaction counts declined approximately 5% compared to the same period last year.

The North American Retail Division reported operating income of $15 million in the first quarter of 2013, compared to $18 million in the same period last year. The Division operating income included charges of $6 million and $18 million in the first quarters of 2013 and 2012, respectively, primarily related to non-cash store asset impairments. Excluding the charges in both periods, the year-over-year operating income decrease in the first quarter of 2013 was driven primarily by the negative flow-through impact of lower sales, partially offset by a 60 basis point gross margin increase, due primarily to supply chain cost management. Advertising costs were also lower than the prior year.

At the end of the first quarter of 2013, Office Depot operated 1,111 stores in the U.S. and Puerto Rico. The North American Retail Division opened no new stores and closed one during the first quarter of 2013.

North American Business Solutions Division

The North American Business Solutions Division reported first quarter 2013 sales of approximately $816 million, a 1% decrease compared to the prior year. Adjusting for the estimated holiday impact, sales would have been up approximately 1% versus prior year.

Contract channel first quarter 2013 sales were slightly negative versus last year. Contract sales were impacted by the holiday timing and would have been positive versus prior year adjusting for that impact. By customer group, Contract experienced sales growth within the small-and medium-sized business segment as well as within enterprise-level accounts. We continued to experience sales softness in the public sector, mainly with our federal and higher education segments, as these customers continued to have ongoing budgetary pressures. However, sales to our K-12 customers were slightly positive. In the Direct channel, first quarter 2013 sales were down versus last year. Direct sales were also impacted by the holiday timing, and were pressured by lower purchases from customers who shop using catalogs and order through our inbound call centers.

The North American Business Solutions Division reported first quarter 2013 operating income of $25 million compared to $22 million in the same period last year. The Division operating income includes restructuring charges of $1 million and $2 million for the first quarters of 2013 and 2012, respectively. Excluding the charges in both periods, the year-over-year improvement in operating income reflects a 70 basis point gross margin increase which was driven by cost management in supply chain, as well as lower advertising costs.

International Division

The International Division reported first quarter 2013 sales of approximately $759 million, a decrease of 8% in U.S. dollars and a decrease of 9% in constant currency compared to the prior year. Adjusting for the estimated sales impact of the holiday timing, the year-over-year sales decrease in constant currency would have been about 5%.

Total European Contract channel sales decreased mid-single digits in the first quarter of 2013 versus the prior year, as growth primarily in Germany was more than offset by sales weakness in other countries. In Asia, Contract sales were up slightly compared with one year ago. The rate of year-over-year sales decline improved sequentially in the European Direct channel. The online business continues to improve in Germany, where sales were strong in the first quarter of 2013 versus the prior year. European Retail channel sales in the first quarter of 2013 were down compared to prior year with weakness in both Sweden and France. In Asia, Retail sales in South Korea increased mid-single digits compared with one year ago.

The International Division reported operating income for the first quarter of 2013 of $5 million, compared to an operating loss of $2 million in the same period last year. The first quarter 2013 Division operating income includes approximately $2 million of net charges related to ongoing business restructuring actions and the closure of our operations in Poland. The Division operating loss in the first quarter of 2012 includes $20 million of charges primarily related to an adjustment to closed facility accruals and severance costs for restructuring activities in several European locations. Excluding the charges in both periods, the year-over-year operating income decrease in first quarter 2013 was primarily due to lower sales volume, including the impact of the holiday shift, partially offset by a decrease in operating expenses that were driven by the continuous process improvement initiatives and lower advertising and payroll expenses.

The movement in exchange rates had a minimal impact on International Division operating income in the first quarter of 2013 compared to the same period in 2012.

Office Depot de Mexico

Office Depot’s Latin American joint venture, Office Depot de Mexico, reported first quarter 2013 sales of $288 million and net income of $15 million. Office Depot accounts for this investment using the equity method and the 50% share of Office Depot de Mexico’s net income is presented in the Company’s “Miscellaneous income, net” line in the Consolidated Statement of Operations.

Other Matters and Merger Update

At the end of the first quarter of 2013, the Company had $549 million in cash and cash equivalents on hand and $675 million in availability under the Amended and Restated Credit Agreement, for a total of approximately $1.2 billion in available liquidity.

On February 20, 2013, the Company entered into a merger agreement with OfficeMax Incorporated (“OfficeMax”) pursuant to which the two companies would combine in an all-stock merger transaction. At the effective time of the merger, Office Depot would issue 2.69 shares of common stock for each outstanding share of OfficeMax common stock. The Company filed an S-4 registration statement and joint proxy statement with the Securities and Exchange Commission (the “SEC”) on April 9, 2013. The Company will hold a special meeting of shareholders to approve the merger with OfficeMax as promptly as reasonably possible following the completion of the SEC’s staff review of the registration statement and joint proxy statement.

On April 8, 2013 the Company received a second request notice from the Federal Trade Commission (“FTC”) in response to the initial Hart Scott Rodino filing made on March 8, 2013. The Company has already supplied data to the FTC based on preliminary requests and is preparing its responses to the second request. The Company still expects to receive approval in order to close the transaction late in 2013.

The Office Depot Board of Directors appointed Nigel Travis, Tom Colligan and Marty Evans to serve along with OfficeMax Board members Jim Marino, Rakesh Gangwal and Francesca Ruiz de Luzuriaga on a CEO selection committee for the combined Company. The committee will oversee a comprehensive search process that will consider both incumbent CEOs – Neil Austrian, Chairman and CEO of Office Depot and Ravi Saligram, President and CEO of OfficeMax – as well as external candidates. The committee will proceed with the objective of selecting the CEO for the combined company at or prior to the closing of the transaction.

Additional information on the Company’s first quarter results can be found in our Form 10-Q filed with the SEC on April 30, 2013 as well as in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

Reconciliations of GAAP results to non-GAAP results, as well as revised 2012 quarterly financial information that reflects the reporting changes made this quarter, are presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

About Office Depot

Office Depot provides office supplies and services through 1,628 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $10.7 billion, employs about 38,000 associates and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, Office Depot’s long-term credit rating and its revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

Office Depot has filed with the SEC a registration statement on Form S-4 that includes a preliminary Joint Proxy Statement of Office Depot and OfficeMax that also constitutes a preliminary prospectus of Office Depot. The registration statement has not yet become effective. Office Depot and OfficeMax plan to mail the definitive Joint Proxy Statement/Prospectus to their respective shareholders in connection with the transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, OFFICEMAX, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by Office Depot and OfficeMax through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878, and will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by OfficeMax by contacting OfficeMax Investor Relations at 263 Shuman Blvd., Naperville, Illinois 60563 or by calling 630-864-6800.

PARTICIPANTS IN THE SOLICITATION

Office Depot and OfficeMax and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Office Depot and OfficeMax in respect of the transaction described the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Office Depot and OfficeMax in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Office Depot’s directors and executive officers is contained in Office Depot’s Annual Report on Form 10-K and on Form 10-K/A for the year ended December 29, 2012, and its Proxy Statement on Schedule 14A, dated March 15, 2012, which are filed with the SEC. Information regarding OfficeMax’s directors and executive officers is contained in OfficeMax’s Annual Report on Form 10-K for the year ended December 29, 2012, and it’s Proxy Statement on Schedule 14A, dated March 19, 2013, which are filed with the SEC.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 30,	December 29,	March 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$549,263	$670,811	$488,774
Receivables, net	763,200	803,944	872,839
Inventories	1,014,349	1,050,625	1,113,128
Prepaid expenses and other current assets	170,298	170,810	153,700

Total current assets	2,497,110	2,696,190	2,628,441
Property and equipment, net	821,053	856,341	1,021,402
Goodwill	64,235	64,312	63,650
Other intangible assets, net	15,982	16,789	34,585
Deferred income taxes	31,215	33,421	44,776
Other assets	362,052	343,726	332,295

Total assets	$3,791,647	$4,010,779	$4,125,149

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$833,439	$934,892	$952,812
Accrued expenses and other current liabilities	844,973	931,618	890,908
Income taxes payable	7,164	5,310	12,411
Short-term borrowings and current maturities of long-term debt	173,752	174,148	35,770

Total current liabilities	1,859,328	2,045,968	1,891,901
Deferred income taxes and other long-term liabilities	430,479	431,531	402,920
Long-term debt, net of current maturities	479,820	485,331	642,513

Total liabilities	2,769,627	2,962,830	2,937,334

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $406,773 in March 2013 and December 2012, and $387,172 in March 2012)	386,401	386,401	371,851

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 291,999,302 in March 2013, 291,734,027 in December 2012 and 289,739,448 in March 2012	2,920	2,917	2,897
Additional paid-in capital	1,112,861	1,119,775	1,133,357
Accumulated other comprehensive income	200,346	212,717	226,851
Accumulated deficit	(622,890)	(616,235)	(489,621)
Treasury stock, at cost – 5,915,268 shares in 2013 and 2012	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	635,504	661,441	815,751
Noncontrolling interests	115	107	213

Total equity	635,619	661,548	815,964

Total liabilities and equity	$3,791,647	$4,010,779	$4,125,149

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
	2013	2012
Sales	$2,718,260	$2,872,809
Cost of goods sold and occupancy costs	2,058,563	2,178,406

Gross profit	659,697	694,403
Operating and selling expenses	470,717	489,239
Recovery of purchase price	—	(68,314)
Assets impairments	5,244	17,894
General and administrative expenses	158,907	177,894
Merger and other expenses	15,184	—

Operating income	9,645	77,690
Other income (expense):
Interest income	410	367
Interest expense	(16,395)	(14,478)
Loss on extinguishment of debt	—	(12,069)
Miscellaneous income, net	6,357	8,979

Earnings before income taxes	17	60,489
Income tax expense	6,660	10,990

Net earnings (loss)	(6,643)	49,499
Less: Net earnings (loss) attributable to noncontrolling interests	12	(4)

Net earnings (loss) attributable to Office Depot, Inc.	(6,655)	49,503
Preferred stock dividends	10,169	8,216

Net earnings (loss) attributable to common stockholders	$(16,824)	$41,287

Earnings (loss) per share:
Basic	$(0.06)	$0.14
Diluted	(0.06)	0.14
Weighted average number of common shares outstanding
Basic	281,579	278,552
Diluted	281,579	358,863

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$(6,643)	$49,499
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	48,577	50,902
Charges for losses on inventories and receivables	14,746	17,558
Loss on extinguishment of debt	__	13,141
Recovery of purchase price	__	(58,049)
Pension plan funding	—	(58,030)
Assets impairments	5,244	17,894
Changes in working capital and other	(155,857)	(126,280)

Net cash used in operating activities	(93,933)	(93,365)

Cash flows from investing activities:
Capital expenditures	(28,649)	(34,638)
Recovery of purchase price	—	49,841
Release of restricted cash	—	8,570
Proceeds from assets sold and other	199	9,997

Net cash provided by (used in) investing activities	(28,450)	33,770

Cash flows from financing activities:
Proceeds from exercise of stock options, including tax benefit	1,172	528
Share transactions under employee related plans	(1,258)	(10)
Loss on extinguishment of debt	—	(13,141)
Preferred stock dividends	(10,169)	—
Debt related fees	—	(7,637)
Debt retirement	—	(250,000)
Debt issuance	—	250,000
Net (payments) proceeds on other long- and short-term borrowings	16,822	(6,275)

Net cash provided by (used in) financing activities	6,567	(26,535)

Effect of exchange rate changes on cash and cash equivalents	(5,732)	4,223

Net decrease in cash and cash equivalents	(121,548)	(81,907)
Cash and cash equivalents at beginning of period	670,811	570,681

Cash and cash equivalents at end of period	$549,263	$488,774

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q1 2013	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit	$659.7	24.3%	$—	$659.7	24.3%
Operating expenses	$650.0	23.9%	$24.5	$625.5	23.0%
Operating income	$9.6	0.4%	$(24.5)	$34.2	1.3%
Net earnings (loss) attributable to common stockholders	$(16.8)	(0.6)%	$(18.0)	$1.2	—%

Diluted earnings (loss) per share	$(0.06)		$(0.06)	$—

Q1 2012	GAAP	% of Sales	Charges/Credits*	Non-GAAP	% of Sales
Gross profit **	$694.4	24.2%	$—	$694.4	24.2%
Operating expenses **	$616.7	21.5%	$(21.7)	$638.4	22.2%
Operating income	$77.7	2.7%	$21.7	$56.0	1.9%
Net earnings attributable to common stockholders	$41.3	1.4%	$11.6	$29.7	1.0%

Diluted earnings per share	$0.14		$0.03	$0.11

*	Q1 2012 charges and credits, pretax include asset impairment charges of $17.9 million recognized in the North American Retail Division. This presentation is modified from that used in Q1 2012 to now exclude these impairment charges in determining the “Adjusted” amounts. Management uses this view as one way of evaluating the ongoing business. Also, the Board of Directors has agreed to exclude these impairment charges in their evaluation of 2012 performance for compensation purposes.
**	Gross profit and Operating expenses for Q1 2012 have been adjusted for the impact of the change in accounting principle of presenting shipping and handling expenses in Operating expenses to presenting such expenses in Costs of goods sold and occupancy costs. Please refer to ‘Summary of Selected Financial Impacts of Change in Accounting Principle and Division Expense Allocation’ for additional information.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (Continued)

($ in millions)	Q1 2013	Q1 2012
Cash Flow Summary
Net cash used in operating activities	$(93.9)	$(93.4)
Net cash provided by (used in) investing activities	(28.5)	33.8
Net cash provided by (used in) financing activities	6.6	(26.5)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	4.2

Net decrease in cash and cash equivalents	$(121.5)	$(81.9)

Free Cash Flow
Net cash used in operating activities	$(93.9)	$(93.4)
Less: Capital expenditures	28.6	34.6

Free Cash Flow	$(122.5)	$(128.0)

Cash Flow Before Financing Activities
Net decrease in cash and cash equivalents	$(121.5)	$(81.9)
Less: Net cash provided by (used in) financing activities	6.6	(26.5)

Cash Flow Before Financing Activities	$(128.1)	$(55.4)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	First Quarter
(In millions)	2013	2012
Sales	$1,143.8	$1,219.6
% change	(6)%	(8)%
Division operating income *	$15.0	$18.1
% of sales	1.3%	1.5%

North American Business Solutions Division

	First Quarter
(In millions)	2013	2012
Sales	$815.7	$827.7
% change	(1)%	3%
Division operating income *	$25.3	$22.0
% of sales	3.1%	2.7%

International Division

	First Quarter
(In millions)	2013	2012
Sales	$758.7	$825.5
% change	(8)%	(2)%
% change in constant currency	(9)%	1%
Division operating income (loss) *	$4.8	$(2.1)
% of sales	0.6%	(0.3)%

*	Divisions operating income (loss) for Q1 2012 have been updated to conform to the Company’s measure of business segment adopted in Q1 2013. This change in Division operating income (loss) had no impact on Consolidated operating income (loss). Please refer to ‘Summary of Selected Financial Impacts of Change in Accounting Principle and Division Expense Allocation’ for additional information.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended
	March 30, 2013	March 31, 2012
Store Statistics
United States:
Store count:
Stores opened	—	1
Stores closed	1	9
Stores relocated	4	5
Total U.S. stores	1,111	1,123
North American Retail Division square footage:	25,328,898	26,477,499
Average square footage per NAR store	22,798	23,577
International Division company-owned:
Store count:
Stores opened	1	1
Stores closed	—	—
Stores acquired	—	—
Total International Division company-owned stores	124	132

SUMMARY OF SELECTED FINANCIAL IMPACTS OF CHANGE IN

ACCOUNTING PRINCIPLE AND DIVISION EXPENSES ALLOCATION

During the first quarter of 2013, Office Depot, Inc. (the “Company”) modified its measure of business segment operating income for management reporting purposes to allocate to the North American Retail Division, North American Business Solutions Division and International Division (the “Divisions”) additional General and administration and other expenses, as well as to allocate to the Divisions additional assets, capital expenditures and related depreciation expense. No changes have been made to the composition of the Divisions. Additionally, the Company changed its accounting principle of presenting shipping and handling expenses in Operating and selling expenses to a preferable accounting principle of presenting such expenses in Costs of goods sold and occupancy costs. The Company considers this presentation preferable because it includes costs associated with revenues in the calculation of gross profit and provides better comparability to industry peers. Prior period results have been reclassified to conform to the current period presentation for both the change in accounting principle and the change in measurement of Division operating results. Neither the change in accounting principle, nor the change in Division operating income (loss) impacted Consolidated operating income (loss), net earnings (loss), or earnings (loss) per share for the periods presented.

The effects of these changes on the 2012 quarterly Condensed Consolidated Statements of Operations and the Division operating income (loss) are summarized in the following tables.

Total Company by Quarter—2012

The following presents the impact of the change in the presentation of shipping and handling expenses in the Consolidated gross profit and operating expenses. The individual line items impacted by the reclassifications were Cost of goods sold and occupancy costs and Operating and selling expenses.

	Fiscal Year 2012
(Dollars in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Gross profit – As previously reported	$883.2	$746.1	$834.7	$783.6	$3,247.6
Shipping and handling	(188.8)	(173.9)	(172.0)	(176.8)	(711.5)

Gross profit	$694.4	$572.2	$662.7	$606.8	$2,536.0
Operating expenses – As previously reported	$805.5	$804.7	$889.8	$778.4	$3,278.4
Shipping and handling	(188.8)	(173.9)	(172.0)	(176.8)	(711.5)

Operating expenses	$616.7	$630.8	$717.8	$601.6	$2,566.9

Division Operating Results by Quarter—2012

The following presents revised 2012 quarterly financial information for the allocation of expenses to the Divisions. Consolidated operating income (loss) has not been impacted for any of the periods presented below. Amounts below are presented on a GAAP basis. For non-GAAP amounts by Division and reconciliation to these GAAP amounts, see the “Investor Relations” section of our corporate website, www.officedepot.com.

	Fiscal Year 2012
(Dollars in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year

North American Retail Division
Division operating income (loss) – As previously reported	$44.4	$(21.6)	$(21.3)	$10.6	$12.2
Further allocated expenses	(26.3)	(28.8)	(30.7)	(28.2)	(114.1)

Division operating income (loss)	$18.1	$(50.4)	$(52.0)	$(17.6)	$(101.9)
% of sales	1.5%	(5.1)%	(4.4)%	(1.6)%	(2.3)%

North American Business Solutions Division
Division operating income – As previously reported	$42.5	$40.5	$54.8	$55.2	$193.0
Further allocated expenses	(20.5)	(21.0)	(24.4)	(22.3)	(88.2)

Division operating income	$22.0	$19.5	$30.4	$32.9	$104.8
% of sales	2.7%	2.5%	3.7%	4.3%	3.3%

International Division
Division operating income – As previously reported	$15.2	$9.7	$1.0	$23.4	$49.3
Further allocated expenses	(17.3)	(18.8)	(15.6)	(17.9)	(69.6)

Division operating income (loss)	$(2.1)	$(9.1)	$(14.6)	$5.5	$(20.3)
% of sales	(0.3)%	(1.3)%	(2.1)%	0.7%	(0.7)%

Corporate
Operating loss – As previously reported	$(24.4)	$(87.2)	$(89.7)	$(84.0)	$(285.4)
Further allocated expenses to the divisions	64.2	68.5	70.7	68.4	271.9

Operating income (loss)	$39.8	$(18.7)	$(19.0)	$(15.6)	$(13.5)

Consolidated
Operating income (loss)	$77.7	$(58.6)	$(55.1)	$5.2	$(30.8)
% of sales	2.7%	(2.3)%	(2.0)%	0.2%	(0.3)%